Exhibit 1.1

CHINA UNICOM LIMITED (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of January 2005

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of January 2005.

Operational Statistics for the month of January 2005 and the comparative figures for the previous month are as follows:-

	January 2005	December 2004

1. CELLULAR BUSINESS:
Aggregated Number of GSM Cellular Service Subscribers	85.149 million	84.267 million
• Post-paid Subscribers	43.171 million	42.844 million
• Pre-paid Subscribers	41.978 million	41.423 million
Aggregated Net Addition in 2005 of GSM Cellular Service Subscribers	0.882 million	—
• Post-paid Subscribers	0.327 million	—
• Pre-paid Subscribers	0.555 million	—
Aggregated Number of CDMA Cellular Service Subscribers	28.369 million	27.814 million
• Post-paid Subscribers	26.367 million	25.824 million
• Pre-paid Subscribers	2.002 million	1.990 million
Aggregated Net Addition in 2005 of CDMA Cellular Service Subscribers	0.554 million	—
• Post-paid Subscribers	0.543 million	—
• Pre-paid Subscribers	0.011 million	—

2. INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
Aggregated Usage Volume in 2005 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	0.8499 billion	—
• Domestic Long Distance	0.8349 billion	—
• International, Hong Kong, Macau & Taiwan Long-Distance	0.0150 billion	—
Aggregated Usage Volume in 2005 of Outgoing Calls of IP Telephone (minutes)	1.2022 billion	—
• Domestic Long Distance	1.1900 billion	—
• International, Hong Kong, Macau & Taiwan Long-Distance	0.0122 billion	—

3. INTERNET SERVICES:
Aggregated Number of Internet Subscribers	1,237.2 million	1,362.5 million

Notes:

1.                       All the Aggregated Numbers recorded for the months of December 2004 and January 2005 are aggregated data reported at 24:00 on 31 December 2004 and 31 January 2005 respectively.

2.                       The accounting period of all Aggregated Net Additions in 2005 and all Aggregated Usage Volumes in 2005 for the month of January 2005 is the period commencing from 0:00 on 1 January 2005 to 24:00 on 31 January 2005 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of December 2004 and January 2005 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises of:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Zhao Le, Lo Wing Yan, William and Ye Fengping
Non-executive Director:	Liu Yunjie
Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Craig O. McCaw (Alternate Director to Craig O. McCaw: C. James Judson and Cheung Wing Lam, Linus)

By Order of the Board CHINA UNICOM LIMITED YEE FOO HEI Company Secretary

Hong Kong, 17 February 2005